EXHIBIT 10.2

David M. Cordani President & Chief Executive Officer
900 Cottage Grove Rd
Hartford, CT 06152

April 27, 2011

Nicole Jones

Dear Nicole:

On behalf of CIGNA, I am delighted to confirm our offer of employment for the position of Executive Vice President, General Counsel reporting to me. I am confident that you will have significant impact on our overall business direction within CIGNA.

The rewards package we are offering to you includes:

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Base Salary – paid bi-weekly at a pre-tax annualized rate of $515,000. This amount will be reviewed annually, beginning with the 2012 annual process, based on your performance and the competitive marketplace for this position.

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Annual Incentive – In 2011, you will be eligible to participate in the Management Incentive Plan (MIP) with a target of $415,000. Your 2011 bonus target will not be pro-rated in the first year based on your hire date. Awards range from 0 to 200% of target based on company and individual performance. You must be an employee on the date of payment to receive your award. Bonuses are typically paid in the first quarter of the year following the performance period and are not considered earned until the date paid.

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Long-Term Incentive – currently consist of two components. During the annual grant process, subject to Board approval, you will be considered for:

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Stock Options – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance. Options typically vest over a 3 year period and expire no later than 10 years after grant. The current options target for your role is $647,500.

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Strategic Performance Shares (SPS) – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance. SPS awards are typically paid or vested three years after the beginning of the performance period. Awards are not considered earned until the date paid. The current SPS target for your role is $647,500.

Total Direct Compensation Opportunity at target: $2,225,000

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Sign-On Long-Term Incentives – Contingent upon Board Committee approval, the following long-term incentive awards with an estimated present value of $2,313,400 will be awarded to you:

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$518,400 paid in 2012 (6,912 Strategic Performance Units - SPUs)* paid at formula with $75 target value per unit).

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a Strategic Performance Share (SPS) award with a grant date value $647,500; shares awarded in 2013 per the plan’s formula.

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a Strategic Performance Share (SPS) award with a grant date value $647,500; shares awarded in 2014 per the plan’s formula.

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a Restricted Stock Grant** with a grant date value of $250,000. The Restricted Stock Grant will vest 50% on the third anniversary of the grant, 25% on the fourth anniversary and 25% on the fifth anniversary.

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an option** to purchase CIGNA Corporation common stock. The Options will have a grant date value of $250,000. Typically, Options become exercisable (vest) over three years at the rate of one-third per year.

Pursuant to the Company and Board Committee policy, your strategic performance share, stock option and restricted stock grant awards would be issued on the first open window day following the Board Committee approval of the grants. The sign-on long-term incentive awards will be presented to the Board Committee depending on your start date.

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Sign-On Cash Bonus – You will receive a sign-on cash bonus of $100,000, less applicable withholdings. The sign-on cash bonus will be paid within your first 30 days of employment with CIGNA. You understand and agree that should your employment be terminated (voluntarily or involuntarily) for any reason other than job elimination or change of control of the Company within one year of receipt of payment, you will reimburse CIGNA an amount equal to one-hundred (100%) percent of the sign-on cash bonus payment. Moreover, you hereby authorize CIGNA, to the maximum extent permitted by law, to recoup the sign-on cash bonus from your final MIP payment or final paycheck. If none or only part of the sign-on cash bonus is recouped from your final MIP payment or final paycheck, you further agree to repay the balance to CIGNA within seven (7) calendar days of the date you leave CIGNA’s employ.

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Replacement Allowance – if required, we will provide you an allowance up to $250,000 (grossed-up to cover taxes) should your current employer exercise their rights to require repayment of your relocation benefits and/or the one-time cash sign-on bonuses. Should you voluntarily leave CIGNA within two years of your employment date you will be required to reimburse CIGNA 100% of this allowance.

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Relocation – You will be eligible to receive relocation assistance provided you sign a Relocation Reimbursement Agreement. As part of the Relocation Program, CIGNA will pay for Temporary Living (up to 60 days of lodging and meals and two trips home per 30 days), shipment of household goods, closing costs on the sale of your departure home and purchase of a new home, lodging and meals for one home finding trip (up to six days), transportation, lodging and meals for you and your family for the final trip, and a supplemental allowance of $3,000 less taxes. As part of the Relocation Program Home sale assistance, should the sale of your departure home located in Malvern, PA be less than the original purchase price (HUD statement will need to be provided for proof of purchase price), CIGNA will pay the difference between the purchase price and final sale price. Tax assistance will be provided.

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Paid Time Off (PTO) – you will be eligible for 28 days of PTO. PTO is prorated in your first year of employment based upon your hire date.

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Executive Financial Services (EFS) – The annual EFS allowance is $6,500. This is the total amount the company will reimburse or pay on your behalf. EFS includes financial counseling with one of the approved firms, tax preparation and will/trust preparation charges by the accounting and legal firms of your choice. There will be a $1,000 first year fee paid to the planner on your behalf when you initially sign with one of the approved financial planners. This is only applicable one time and will not count toward the $6,500 annual allowance in the year it is paid. Expenses incurred by the Company, including the one time fee paid to the planners, for any use of these services will be imputed income and reported as such on your W-2 form for any year in which it is used.

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Executive Travel Services – a special travel unit is available for the purpose of arranging convenient, efficient and secure travel.

The compensation program elements described here – including annual incentive and strategic performance shares – are those of our current program and may be changed or modified by the People Resources Committee (PRC) of the Board of Directors. As an executive of the company your compensation will be subject to any future program changes.

Drug Test – This offer of employment is subject to your passing a standard drug test. To satisfy this requirement, you will receive an overnight package from Kristen Gorodetzer of CIGNA’s Executive Compensation Department.

To satisfy the drug test requirement, you will need to take a photo ID and the Drug Test form (which will be mailed to your home address) to the location that is supplied in the overnight package.

If this is not a convenient location, please contact Diane Ledford at 215.761.4627 for additional site locations. If your confirmed test is positive for the presence of drugs, your employment offer will be immediately rescinded and you will not be eligible to apply for employment with any CIGNA company for the following 12 months.

* The Board Committee typically approves payment of SPU awards half in cash and half in unrestricted shares for executives who do not meet CIGNA’s stock ownership guidelines. The stock ownership guideline for this position is 300% of your base salary.

** Restricted Stock and Options are subject to the terms and conditions contained in the CIGNA Long-Term Incentive Plan and the grant materials.

If you have any questions or do not receive your Drug Test Location and Form please contact Diane Ledford.

CIGNA has a mandatory alternative dispute resolution program that includes an internal grievance process and mandatory arbitration in case of employment disputes. The program also contains class action, collective action, and representative action waiver language. The program applies to both employees and the Company. Your agreement to be bound by the terms and conditions of the program is a condition of this offer of employment.

By accepting employment with the Company, you represent and warrant that your acceptance of employment with, and/or the performance of duties for, the Company will not breach any non-compete or other restrictive covenant that you may have with any other employer or party. Please also understand that you are not to bring another’s confidential information to CIGNA or use such information in performing any work for CIGNA without first obtaining the express written consent of that party.

Please understand that this offer is not a contract of employment. CIGNA employees are at-will. This means that you can resign your employment at any time and for any reason. It also means that CIGNA can terminate your employment at any time and for any reason, with or without cause.

You will be required to complete a legally mandated I-9 form following commencement of employment. Details about this and other forms will be provided to you on or before your first day of employment.

As an employee of a participating company, you will be able to take full advantage of CIGNA’s benefit programs. In addition to conventional benefit programs, such as health care, 401(k) and deferred compensation, there are additional worklife benefits available to you.

Nicole, I am excited to have you join the CIGNA organization again and be a key member of our team.

Please feel free to call me if you would like to discuss any of these items.

Sincerely,

David M. Cordani

DMC/del